FORM OF
PERFORMANCE AWARDS AGREEMENT –
ONE LIBERTY PROPERTIES, INC. AND
____________________

THIS AGREEMENT,is made and entered into on _______, 2010 between One Liberty Properties, Inc., a Maryland corporation (“Company”), and ___________, (“Participant”).

WHEREAS, the Company has established the One Liberty Properties, Inc. 2009 Incentive Plan (“Plan”);

WHEREAS, the Compensation Committee of the Board of Directors (“Committee”) and the Board of Directors has determined to grant,pursuant to Section 8 of the Plan,Performance Awards in the form of restricted stock units (“Units”) to the Participant payable upon the attainment by the Company during the Performance Cycle of the Performance Criteria established by the Committee as set forth in Exhibit A hereto and made part hereof;

WHEREAS, it is intended that this award qualify as performance based compensation for the purposes of Section 162(m) of the Code.

NOW THEREFORE, the parties hereby agree as follows:

1.	Definitions.Unless otherwise defined herein, all terms that are used herein that are defined in the Plan shall have the meanings given to such terms in the Plan.

2.	Administration. The Performance Awards shall be administered by the Committee with the powers and authority set forth in the Plan.

3.
Grant Date.  Pursuant to the Plan, the Company on ____  __, 2010 (the “Grant Date”) granted to the Participant a Performance Based Award in the form of ________ Units, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

4.
Accounts.Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant by the Company.  A Participant’s Account shall be the record of Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

5.
Terms and Conditions.  Except as otherwise provided herein, the Units shall remain non-vested and subject to substantial risk of forfeiture. If the Participant’s employment with the Company terminates for any reason during the Performance Cycle (other than as contemplated by Section 7), the Units shall be forfeited by the Participant and shall be null and void.

6.
Issuance of Shares.As soon as practicable after the Units become vested and non-forfeitable, the Participant will be entitled to receive one share (the “Share” or “Shares”) of Company common stock for each vested Unit.  In the event that a fraction of a Share would be issued, the number of Shares to be issued shall be rounded to the nearest whole share.

7.
Vesting.The Units awarded to the Participant shall, except as otherwise provided herein,become vested and non-forfeitable to the extent, but only to the extent, that the applicable Performance Criteria set forth in Exhibit A have been satisfied at the end of the Performance Cycle (the “Vesting Date”).    Notwithstanding the forfeiture provision of Section 5 hereof, the interest of the Participant in the Units shall vest as follows:

(a)           a pro rata number of Units upon termination of the Participant’s employment due to death, Disability or Retirement (collectively a “DDR Event”) during the Performance Cycle, but only with respect to Units that would otherwise have vested at the end of the Performance Cycle.  For the purposes of this Section 7(a), the pro rata number of Units that shall vest shall equal the product obtained by multiplying the total number of Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of days commencing July 1, 2010 and ending on the date of the DDR Event and the denominator of which is the total number of days in the Performance Cycle.

(b)           All of the Units shall vest upon a Change of Control if the effective date thereof is after June 30, 2015.  If the effective date of the Change of Control shall occur prior to or on June 30, 2015, a pro rata number of Units shall vest upon such Change of Control.  For the purposes of this Section 7(b), the pro rata number of Units that vest shall equal the product obtained by multiplying the total number of Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of days commencing on July 1, 2010 and ending on the effective date of the Change of Control and the denominator of which is the total number of days in the period commencing July 1, 2010 and ending June 30, 2015.

(c)           If a Participant’s employment terminates due to a DDR Event and subsequent thereto there is a Change of Control,then notwithstanding anything to the contrary herein, the pro rata number of Units which shall vest and the number of Shares which shall be issuable to the Participant, the Participant’s guardian, personal representative or Estate on a Change of Control shall be equal to the product obtained by multiplying the total number of Units which would have vested for the Participant pursuant to Section 7(b) but for the DDR Event by a fraction, the numerator of which is the number of days commencing July 1, 2010 and ending on the date of the DDR Event and the denominator of which is the total number of days in the period commencing on July 1, 2010 and ending on the effective date of the Change of Control.

8.	Restrictions. The Units awarded pursuant to this Agreement may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process.

9.
Dividends.  Notwithstanding Section 5.3 of the Plan to the contrary, if at any time during the period between the date hereof and the date that the Units vest, the Company shall pay a dividend in cash,Shares or otherwise,the Participant shall not be entitled to receive any such dividend paid with respect to the Shares underlying the Units.

10.
Payment in the Event of Disability.  In the event of the Disability of the Participant, the Shares underlying Units which have vested and are issuable pursuant to this Agreement shall be paid to the Participant if Participant is legally competent or to a legally designated guardian or representative if the Participant is not legally competent.

11.
Death of Employee.  In the event of the Participant’s death, the Shares underlying the Units which have vested and are issuable pursuant to this Agreement shall be paid to the Participant’s estate, personal representative,or designated beneficiary.

12.
Taxes.  The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant,the vesting of Units and the issuance of Shares hereunder.  In accordance with Section 10 of the Plan, the Participant may elect to satisfy such withholding tax obligation by having the Company retain Shares or delivering Shares then owned by a Participant having a Fair Market Value equal to the Company’s minimum withholding obligation.

13.
Claw-back.  In the event that the Company has or is required to file a Current Report on Form 8-K pursuant to Item 4.02 thereof (or subsequent similar requirement)(a “Restatement 8-K”) prior to or on the third anniversary of the Vesting Date and as a result of the restatement contemplated by the Restatement 8-K, one or more of the Performance Criteria set forth herein would not have been satisfied, the Non-Entitled Shares (as defined) shall be redeemed by the Company for an aggregate consideration of $1.00 and the Participant or his guardian, representative, estate or beneficiary shall immediately deliver the applicable stock certificate or certificates representing the Non-Entitled Shares to the Company and execute any and all documents to transfer the Non-Entitled Shares back to the Company.  The term “Non-Entitled Shares” means the Shares that, after giving effect to the restatement contemplated by the Restatement 8-K, would not have been issued because the Performance Criteria pursuant to which such Shares were issued were not satisfied or were satisfied at a different Performance Criteria threshold.

14.
Post-Vesting Restrictions on Transferability - In the event all or some of the Units vest and Shares are issued,fifty percent (50%) of the issued Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of until the third anniversary of the Vesting Date.The foregoing restriction shall not be applicable to, and shall lapse, upon a DDR Event or a Change of Control.

15.	Miscellaneous

(a)           All Units credited to the Participant’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company.

(b)           Neither this Agreement nor the granting or vesting of Units shall confer upon the Participant any right to continue in the employ of the Company or an affiliate, nor shall it interfere in any way with the right of the Company or an affiliate to terminate Participant’s employment at any time.

(c)           The parties agree to execute such further documents and instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement, including without limitation the imposition of appropriate legends on the Shares and the issuance of “stop transfer” orders to implement the restrictions imposed herein, including the limitations imposed pursuant to Sections 13 and 14 hereof.

(d)           This Award shall be governed by the laws of the State of Maryland (without regard to its choice of law principles) and applicable Federal law.

(e)           Except as otherwise provided herein, in any event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

ONE LIBERTY PROPERTIES, INC.

By: _________________________

____________________________
Signature of Participant

____________________________
Name of Participant

(10/olp/PERFORMANCEAWARDSAGREEMENTSEPT7)

EXHIBIT A

PERFORMANCE CRITERIA

The number of Restricted Stock Units (“Units”) that shall vest, if any, will be determined by the Compensation Committee as soon as practicable after the completion of a seven year Performance Cycle, (which shall commence July 1, 2010 and June 30, 2017) using the following Performance Criteria:

Return on Capital:  One-half of the awarded Units, or an aggregate of _________ Units, are subject to an average annualized return on capital metric for the period from July 1, 2010 – June 30, 2017.  In order for all of the Units subject to the return on capital metric to vest and for the underlying ______ shares of the Company’s common stock be issued to the Participant, the average annualized return on capital for the seven year Performance Cycle must be at least 10%.  In order for a portion of these Units to vest and for underlying shares of the Company’s common stock to be issued with respect to the Units which vest, the average annualized return on capital for the Performance Cycle must exceed 8%.  If the average annualized return exceeds 8%, but is less than 10% for the Performance Cycle, then a pro rata number of Units shall vest and the underlying shares of the Company’s common stock with respect to the Units which vest will be issued.  Return on capital will be based upon adjusted funds from operations (AFFO).  AFFO is defined as funds from operations (FFO) determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles.  Capital is defined as stockholders’ equity, plus depreciation and amortization, adjusted for intangibles.

Total Stockholder Return:  One-half of the awarded Units, or an aggregate of _______ Units, are subject to a total stockholder return metric averaged for the period from July 1, 2010-June 30, 2017.  Each year (July 1st through the following June 30th) total stockholder return for such year shall be calculated using the following formula:  the closing price per share on the NYSE of the Company’s common stock at the end of the measuring period (the applicable June 30th) minus the closing price per share on the NYSE of the Company’s common stock at the start of the measuring period (the applicable July 1st) plus all dividends paid during the measuring period shall be divided by the closing price per share on the NYSE of the Company’s common stock at the commencement of the measuring period (the applicable July 1st).  Once total stockholder return has been calculated for each of the seven years in the performance cycle, an average of such seven year total stockholder return shall be determined.  In order for all of these Units to vest and the underlying shares of the Company’s common stock to be issued, the average annualized total stockholder return for the seven year period must be 13%, and for a portion of the Units to vest and the underlying shares of the Company’s common stock be issued, the average annualized total stockholder return for the seven year period must exceed 10.25%.  If the average annualized total shareholder return exceeds 10.25%, but is less than 13% for the seven year period, then a pro rata number of Units shall vest and the underlying shares of the Company’s common stock with respect to the Units which vest shall be issued.